FIRST AMENDMENT TO RIGHTS AGREEMENT

Dated as of June 23, 2008

between

4KIDS ENTERTAINMENT, INC.

and

CONTINENTAL STOCK TRANSFER & TRUST CO.

as Rights Agent

amending the

RIGHTS AGREEMENT

Dated as of August 15, 2007

This FIRST AMENDMENT TO RIGHTS AGREEMENT, dated as of June 23, 2008 (this “Amendment”), is entered into between 4Kids Entertainment, Inc., a New York corporation (the “Company ”), and Continental Stock Transfer & Trust Co., a New York corporation, as Rights Agent (the “ Rights Agent”).

RECITALS

WHEREAS, the Company and the Right Agent have entered that certain Rights Agreement, dated as of August 15, 2007 (the “Rights Agreement”), describing and setting forth the terms of the Rights; and

WHEREAS, the Board has authorized an amendment to the Rights Agreement upon the terms and conditions set forth herein;

WHEREAS, as of the date hereof, the Distribution Date has not occurred;

WHEREAS, in accordance with Section 27(a) of the Rights Agreement, the Company has directed the Rights Agent to amend the Rights Agreement upon the terms and conditions of this Amendment; and

WHEREAS, capitalized terms use herein and not otherwise defined shall have the meanings ascribed to them in the Rights Agreement.

NOW, THEREFORE, THIS AMENDMENT WITNESSETH:

For and in consideration of these premises, and of other valuable consideration the sufficiency of which is hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Amendment to Definitions. Sections 1(a) and 1(t) of the Rights Agreement are each hereby amended by deleting all references to “15%” appearing therein and substituting therefor “20%”.

ARTICLE II

CLOSING DOCUMENTS

Section 2.1. Documents to be Delivered to Rights Agent. Pursuant to the provisions of Section 27(b) of the Rights Agreement, the Company will deliver to the Rights Agent concurrently with the execution and delivery of this Amendment a certificate stating that this Amendment is in compliance with Section 27 of the Rights Agreement.

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ARTICLE III

MISCELLANEOUS

Section 3.1. Successors. All the provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 3.2. Rights Agreement to Remain in Full Force and Effect. Except as hereby expressly provided in this Amendment, the Rights Agreement, as amended by this Amendment, is in all respects ratified and confirmed and all its terms, provisions and conditions shall be and remain in full force and effect.

Section 3.2. Benefits of this Agreement. This Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of the Common Stock of the Company).

Section 3.3. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 3.4. Governing Law. The validity, enforceability, interpretation and performance of this Amendment shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and to be performed entirely within such state.

Section 3.5. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

Section 3.6. Descriptive Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

4KIDS ENTERTAINMENT, INC.

By: /s/ Samuel R. Newborn__________________

Name: Samuel R. Newborn
Title: EVP and General Counsel

CONTINENTAL STOCK TRANSFER & TRUST CO., as Rights Agent

By: /s/ Michael G. Mullings__________________

Name: Michael G. Mullings
Title: Vice President